EXHIBIT 5


                             [ABN AMRO LETTERHEAD]


                                                     September 17, 2003




ABN AMRO Bank N.V.
Gustav Mahlerlaan 10
1082 PP Amsterdam
The Netherlands

Ladies and Gentlemen:

     I have acted as U.S. legal advisor to ABN AMRO Bank N.V., a public limited liability company incorporated under the laws of The Netherlands (the "Company"), in connection with the Registration Statement on Form F-3 (File No. 333-89136), as amended by Post-Effective Amendment No. 1 thereto (as amended, the "Registration Statement") filed with the United States Securities and Exchange Commission by the Company and ABN AMRO Holding N.V. ("Holding") for the purpose of registering under the United States Securities Act of 1933, as amended (the "Act"), $2,044,250,000 aggregate principal amount of the Company's debt securities (the "Notes") guaranteed by Holding. The Notes are to be issued pursuant to an Indenture dated as of November 27, 2000 (the "Base Indenture") between the Company and JPMorgan Chase Bank, formerly The Chase Manhattan Bank, as Trustee, as supplemented by a First Supplemental Indenture among the Company, JPMorgan Chase Bank and Holding, a form of which has been filed as an exhibit to the Registration Statement ((the "First Supplemental Indenture") and the Base Indenture, as supplemented by the First Supplemental Indenture (the "Indenture")). Capitalized terms used but not defined herein have the meaning assigned to them in the Indenture.

     I have examined, or someone under my supervision or at my direction has examined, the originals or copies certified or otherwise identified to my satisfaction of such corporate records of the Company and Holding and such other documents and certificates as I have deemed necessary as a basis for the opinions hereinafter expressed.

     Based upon and subject to the foregoing, I am of the opinion that:

     Assuming that the Indenture has been duly authorized and executed by the parties thereto, substantially in the form filed as an exhibit to the Registration Statement, and that the Notes have been duly authorized by the Company, when the Notes have been duly executed and authenticated in accordance with the terms of the Indenture and duly delivered to and paid for by the purchasers thereof in

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the manner described in the Registration Statement, the Notes will, insofar as
New York law is concerned, constitute valid and binding obligations of the Company, and Holding's obligations under the Indenture with respect to such Notes will constitute valid and binding obligations of Holding.

     I am a member of the Bar of the State of New York, and I express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States. In particular, I express no opinion as to Dutch law.

     I hereby consent to the use of my name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion. In addition, I consent to the incorporation by reference of this opinion and consent into a registration statement filed pursuant to Rule 462(b) under the Act.



                                         Very truly yours,

                                         /s/ Laura Schisgall
                                         ---------------------------------------
                                         Laura Schisgall, Esq.
                                         Senior Vice President,
                                            Assistant General Counsel